EXHIBIT 99.1

MEDIS SECURES BRIDGE FINANCING FROM INSTITUTIONAL INVESTOR

NEW YORK CITY (September 21, 2009) . . . . Medis Technologies Ltd. (Pink Sheets: MDTL), a developer and producer of fuel cells based on its proprietary sodium borohydride technologies, announced that it has raised short-term bridge financing through the issuance of a secured convertible note to a New York-based unaffiliated institutional investor.

The sale of the secured convertible note, which matures on January 16, 2010, provided $500,000 in net working capital to Medis.  The secured convertible note is convertible into shares of Medis’ common stock initially at the rate of $0.20 per share.  As part of the capital raising, Medis also issued to the investor warrants to purchase approximately 4.9 million shares of Medis’ common stock at an initial exercise price of $0.27 per share.  Both the note and the warrants contain customary anti-dilution provisions.  In addition, the investor was granted a right of first refusal on any proposed sale by Medis of common equity during the 12 months following the sale of the note and warrants.

Chairman & CEO Jose Mejia commented, “We have cut back the burn rate at Medis, even as we are developing new, more powerful fuel cells for military and industrial use.  We are also endeavoring to monetize our sizeable current inventory of consumer fuel cells and emergency kits, as well as the excess capital equipment that was originally purchased to outfit the Company’s former manufacturing line in Ireland.  We also have discussions ongoing with large companies and governmental entities about the potential uses of our fuel cells for such projects as unmanned military aircraft, and ‘future soldier” programs in several western countries.  This financing from our new investor will allow us to take the next few steps in guiding Medis to recovery from its financial distress, and for that we are very grateful.”

The note and warrants and the common stock issuable upon conversion of the note and exercise of the warrants will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Medis Technologies Ltd.
Medis Technologies Ltd. (MDTL: PK) (www.medistechnologies.com), headquartered in New York,  is the first company in the world to market a personal and portable liquid fuel cell capable of providing electrical power to the mobile electronics marketplace. The Medis fuel cell features a patented, proprietary fuel formulation that utilizes borohydride to generate electricity upon activation; it is safe, clean, silent, and recyclable. First generation products include the Medis 24-7 Power Pack; 24-7 Xtreme Portable Power Solution; and the Medis Fuel Cell Power Emergency Kit.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

CONTACT
Omer Masud
Medis Technologies
omerm@medistechnologies.com
212-935-8484

Brian Kennedy (Media)
Allen & Caron
212-691-8087
brian@allencaron.com